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                                                                    EXHIBIT 4.10


                 Amendment Number 1 dated June 17, 1999 to the
       Stock Option Plan For Outside Directors of Syntroleum Corporation


          WHEREAS, pursuant to an Agreement and Plan of Merger dated as of March 30, 1998 between Syntroleum Corporation, a Kansas corporation then named SLH Corporation ("Syntroleum-Kansas"), and Syntroleum Corporation, an Oklahoma corporation ("Syntroleum Oklahoma"), Syntroleum-Kansas assumed the Stock Option Plan for Outside Directors of Syntroleum-Oklahoma (the "Plan").

          WHEREAS, Syntroleum-Kansas entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of May 7, 1999 with Syntroleum Corporation, a Delaware corporation ("Syntroleum-Delaware"); and

          WHEREAS, the Merger Agreement provides for the merger of Syntroleum-Kansas with and into Syntroleum-Delaware (the "Merger" and together with the other transactions contemplated thereby, the "Reincorporation"); and

          WHEREAS, Article IV of the Merger Agreement provides that the Stock Option Plans (as defined therein) and other employee benefit and compensation plans and agreements of Syntroleum-Kansas shall be assumed by and become plans and agreements of Syntroleum-Delaware immediately after the Effective Time (as defined therein); and

          WHEREAS, the Plan is a Stock Option Plan as contemplated in the Merger Agreement and therefore was assumed by and continues as a plan and agreement of Syntroleum-Delaware at the Effective Time;

          NOW, THEREFORE, Syntroleum-Delaware does hereby adopt the Plan and does hereby amend the Plan, effective June 17, 1999, to provide for certain other changes as follows:

1.   The first sentence of the Plan is amended to read as follows:

          "Syntroleum Corporation, a Delaware corporation (the "Company"), hereby adopts this Syntroleum Corporation Stock Option Plan for Outside Directors."

2.   Section 1.4 is amended to read as follows:

          "'Common Stock' means the Company's Common Stock, $.01 par value."

3.   Section 1.5 is amended to read as follows:

          "'Company' means Syntroleum Corporation, a Delaware corporation."
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4.   The following text shall be added to the end of Section 2.1:

          "Notwithstanding the foregoing, for the fiscal year ending December 31, 1999, the aggregate number of shares which may be issued upon exercise of the Options shall not exceed one percent of the number of shares of the common stock of Syntroleum Corporation, a Kansas corporation, outstanding on January 1, 1999."


                                        SYNTROLEUM CORPORATION,
                                        a Delaware corporation



                                        /s/ Eric Grimshaw
                                        ---------------------------
                                        Eric Grimshaw
                                        Secretary



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